Exhibit 99.1

STAAR Surgical Reports First Quarter 2016 Results

MONROVIA, CA, May 11, 2016---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye today reported financial results for the first quarter ended April 1, 2016.

First Quarter 2016 Overview

•	Net Sales of $19.3 Million Up 2% from the Prior Year Quarter
•	Adjusted Net Loss of $0.01 per Share; Net Loss of $0.20 per Share Including Accelerated Vesting
•	Worldwide ICL Revenue Up 8% from the Prior Year Quarter
•	Worldwide IOL Revenue Down 5% from the Prior Year Quarter
•	Gross Margin of 67.4%. Gross Margin excluding Accelerated Vesting Increased to 70.3% from 68.4% in the Prior Year Quarter
•	On-Going FDA Remediation Effort Finished the Quarter On-Track and On-Budget

“Revenue in the first quarter was solid especially taking into account a record Q4 and the first quarter of 2015 having been unusually strong due to backlog replenishment. While our Korean ICL sales softened after two strong quarters, our German ICL sales increased 108% and our Chinese ICL sales momentum continued with a 46% increase in ICL revenue for the quarter”, said Caren Mason, President and CEO. “As we begin the second year of our three year transformation for STAAR, we are continuing our efforts to strengthen the clinical, R&D and operational foundation of our business. Our focus on operations in the first quarter included attention to our IOL line along with the ICL line, wherein we continue to dedicate significant resources to our quality system rebuild. We chose to delay shipment of certain of our IOL lenses while we continue this quality process and are reviewing the commercial fitness of certain of our cataract lens offerings as we indicated last quarter. This quality process contributed to the 19% year over year reduction in revenue for the IOL line in the U.S. Conversely, our IOL sales in Japan, our largest IOL market for STAAR, grew 7%,” added Ms. Mason.

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American Society of Cataract and Refractive Surgery (ASCRS) Meeting Highlights

STAAR successfully introduced its new global branding, ten year clinical data analysis, surgeon training, practice development, and Brand Ambassador and Patient appearances at the ASCRS Meeting in New Orleans from May 6th through the 10th. The Evolution in Visual Freedom™ initiative included the introduction of the new EVO+ line of expanded optic ICL’s available in selected international markets in April. Dr. Jaime Aramberri, a renowned refractive surgeon from Spain, implanted the first EVO+ lenses in March. He presented his findings at the meeting and concluded that, “Increasing the optical zone diameter means improving the optics which is the goal of premium refractive surgery.” Our Collamer ICL’s with the CentraFLOW technology will be branded as EVO and EVO+ lenses and the EU version of our new consumer facing website will be discoverevo.com. The ICL lenses offered in the U.S. will remain branded as the Visian ICL with a new consumer facing website online today which is discovervisianicl.com. Major initiatives at the show included:

➢	Clinical Data: Leading surgeons in Ophthalmology presented results from peer-reviewed, scientific literature highlighting the safety and effectiveness of STAAR’s implantable Collamer lenses. These data presentations included key findings from a comprehensive meta-analysis now in press entitled ICL Decade in Review, authored by internationally recognized leader in Ophthalmology, Mark Packer, MD.[1] Dr. Packer cited the authors of a paper from the journal Ophthalmology who noted that the ICL provides “significant gains across a broad range of life activities, and is clearly a life changing intervention.”[2] Meta-analysis of safety data from the peer-reviewed literature, including up to 10 years of experience, comprehensively demonstrated a low rate of complications.[1]

______________________________________________________

1 Packer M. Meta-Analysis and Review: Effectiveness, Safety and Central Port Design of the Intraocular Collamer Lens (ICL). In press.

2 Ieong A, Hau SC, Rubin GS, Allan BD. Quality of life in high myopia before and after implantable Collamer lens implantation. Ophthalmology. 2010 Dec; 117(12): 2295-300.

➢	Surgeon Training and Practice Development: STAAR’s new practice development programs and initiation of the inaugural Clinical ICL Training Institute, “CITI”, were introduced. Presenters included Barnett Delaney Perkins’ CEO, Mark Rosenberg. Barnett Delaney Perkins is a 15 clinic and 9 surgery center practice in Arizona which will be providing certified ICL training to surgeons and will become a new Strategic Partner for STAAR. Mr. Rosenberg’s presentation highlighted the practice patterns and economics of successfully integrating ICL implant surgery as a premium and primary offering of a cataract and refractive surgery practice.

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➢	Patients and Surgeons Highlight the Patient Experience: Patients for whom the ICL truly has been a “life changing” experience along with their surgeons presented the rationale for choosing ICL and very compelling stories of life before and after the achievement of visual freedom with the ICL. Patients included: Dr. Alison Tendler, a leading Cataract, Lens Implant and Refractive Surgeon, Ki-Shui Liao, a professional golfer and Dr. Jessica Hua, a Professor and Ecotoxicologist.

➢	Our newest Brand Ambassador, Eve Torres Gracie, an athlete, WWE champion, actress and advocate/trainer for Women’s Self Defense presented her professional and personal evolution to visual freedom™ upon having the ICL implanted. Eve’s profile and video highlighting her six years with her ICL’s can be found on discovervisianicl.com or on www.facebook.com/EveTorres. Eve has over one million twitter followers and advocates for visual freedom with the Visian ICL through social media and personal appearances.

Financial Overview

Net sales were $19.3 million for the first quarter of 2016, up 2% compared to $18.9 million reported in the prior year. The sales increase was driven by a 46% increase in ICL sales in China, a doubling of ICL sales in Germany due to the conversion to direct selling, and the impact of increased pricing which occurred in most markets in the fourth quarter of 2015. These increases were partially offset by lower IOL sales and injector parts sold to a third-party. In the regional markets, Asia Pacific ICL sales increased 10% and units increased 4%; Europe, Middle East and Africa sales increased 9% and units decreased 3%; and North America sales decreased 5% and units decreased 14%.

For the first quarter of 2016, the gross profit margin was 67.4% including the cost of accelerated vesting of stock compensation which had a negative impact of 290 basis points compared to the prior year period of 68.4%. Excluding the accelerated vesting, the gross profit margin was 70.3%, or a 190 basis point improvement from the prior year period, resulting from an increased mix of higher margin ICL units, higher average selling prices (net of the impact of a weaker euro), and lower ICL unit and other costs, partially offset by higher IOL unit costs.

Operating expenses for the quarter increased $8.6 million to $23.0 million from $14.4 million in the prior year period primarily due to $6.3 million in non-cash expense for the accelerated vesting of stock compensation. Excluding the accelerated vesting, operating expenses increased $2.3 million, or 16%. General and administrative expense was $8.5 million, an increase of $3.3 million compared to the prior year of which $2.9 million was due to the accelerated vesting of stock compensation and $0.4 million primarily to reserve for local taxes in Japan. Marketing and selling expense was $7.7 million, an increase of $2.0 million compared to the prior year of which $1.5 million was due to the accelerated vesting of stock compensation and $1.0 million was for higher international selling and promotional costs, primarily headcount-related, partially offset by $0.5 million in optimization of North American selling and promotional costs. Research and development expense, which includes remediation and other FDA expenses, was $6.9 million, an increase of $3.3 million compared to the prior year of which $1.9 million was due to accelerated vesting of stock compensation, $0.9 million was for investments in clinical affairs and $0.6 million was for costs related to quality system improvements. We expect our current level of investing in our operations, particularly quality, clinical affairs, and research and development, to continue for the next several quarters.

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The net loss for the first quarter of 2016 was $8.0 million or $0.20 per share compared with a net loss of $2.3 million or $0.06 per share for the prior year period. Included in the net loss for the first quarter of 2016 was a non-cash expense of $6.5 million net of taxes, or $0.16 per share, for the accelerated vesting of stock compensation.

The adjusted net loss for the first quarter of 2016 was $0.5 million or $0.01 per share, compared with adjusted net income of $1.0 million or $0.02 per diluted share for the prior year period. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at April 1, 2016 totaled $9.0 million, compared to $10.8 million at the end of the first quarter of 2015 and $13.4 million at year-end 2015. The Company used $4.4 million in cash during the first quarter of 2016. The first quarter normally represents the highest usage of cash of any quarter for the Company. This year was no exception as approximately $3.3 million of the $4.4 million of cash used in the first quarter is not expected to repeat in the remaining quarters of the year. The Company believes that its current cash balances, coupled with cash flow from operating activities, will be sufficient to meet its working capital requirements for the foreseeable future.

Conference Call

The Company will host a conference call and webcast on Wednesday, May 11 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress, including activities at the American Society of Cataract and Refractive Surgery (ASCRS) annual meeting in New Orleans May 6-10. To access the conference call (Conference ID 83736865), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 83736865) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

“Adjusted Net Income (or Loss)” excludes the following items that are included in “Net Income (or Loss)” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and quality remediation expenses.

Management believes that “Adjusted Net Income (or Loss)” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

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Management has excluded quality remediation expenses because their inclusion may mask underlying trends in our business performance.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

During the quarter ended April 1, 2016, the Company recorded $0.5 million in charges to cost of goods sold in its Statement of Operations related to the accelerated vesting of stock compensation. The Company believes that removing the effect of these charges that are non-recurring in nature, provides useful information to investors about the underlying trends in gross profit. The table below shows the Gross Profit and Gross Profit Margin calculated in accordance with GAAP, the effect of the acceleration, and the resulting non-GAAP measure.

The Company has provided below a detailed reconciliation table, which is useful to investors in providing the context to understand STAAR Surgical’s non-GAAP information and how it differs from GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. Nearly 600,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 360 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to working capital requirements; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, expectations for sales, marketing and clinical initiatives, investment imperatives, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2016 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; changes in currency exchange rates; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the Visian Toric ICL and/or actions related to the FDA Warning Letter and Form FDA-483s), or to take enforcement action; research and development efforts may not be successful or may be delayed in delivering products for launch or may exceed anticipated costs; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; and patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Dave Schemelia, 646-445-4800
Doug Sherk, 415-652-9100

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STAAR Surgical Company
Consolidated Balance Sheets
(in 000's)
Unaudited

	April 1,	January 1,
ASSETS	2016	2016

Current assets:
Cash and cash equivalents	$8,968	$13,402
Accounts receivable trade, net	16,227	15,675
Inventories, net	16,019	15,921
Prepayments, deposits, and other current assets	4,558	3,636
Deferred income taxes	468	439
Total current assets	46,240	49,073
Property, plant, and equipment, net	10,982	10,095
Intangible assets, net	658	666
Goodwill	1,786	1,786
Deferred income taxes	1,568	717
Other assets	646	617
Total assets	$61,880	$62,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,457	$4,159
Accounts payable	6,852	6,691
Deferred income taxes	370	370
Obligations under capital leases	368	362
Other current liabilities	5,955	6,305
Total current liabilities	18,002	17,887
Obligations under capital leases	118	204
Deferred income taxes	1,086	1,888
Asset retirement obligations	203	156
Pension liability	4,064	3,886
Deferred rent	76	87
Total liabilities	23,549	24,108

Stockholders' equity:
Common stock	402	399
Additional paid-in capital	194,010	187,007
Accumulated other comprehensive loss	(1,060)	(1,580)
Accumulated deficit	(155,021)	(146,980)
Total stockholders' equity	38,331	38,846
Total liabilities and stockholders' equity	$61,880	$62,954

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STAAR Surgical Company
Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended
	% of	April 1,	% of	April 3,	Fav (Unfav)
	Sales	2016	Sales	2015	Amount	%

Net sales	100.0%	$19,269	100.0%	$18,858	$411	2.2%

Cost of sales	32.6%	6,276	31.6%	5,959	(317)	-5.3%

Gross profit	67.4%	12,993	68.4%	12,899	94	0.7%

Selling, general and administrative expenses:
General and administrative	43.9%	8,465	27.4%	5,162	(3,303)	-64.0%
Marketing and selling	39.8%	7,675	30.1%	5,668	(2,007)	-35.4%
Research and development	35.8%	6,906	19.0%	3,579	(3,327)	-93.0%
Total selling, general, and administrative expenses	119.5%	23,046	76.5%	14,409	(8,637)	-59.9%

Operating loss	-52.2%	(10,053)	-8.0%	(1,510)	(8,543)	-565.8%

Other income (expense):
Interest expense	-0.1%	(28)	-0.2%	(36)	8	22.2%
Gain (loss) on foreign currency transactions	2.4%	458	-4.7%	(892)	1,350	—
Royalty income	0.1%	22	0.2%	45	(23)	-51.1%
Other income (expense), net	-0.2%	(44)	0.1%	25	(69)	—
Total other income (expense), net	2.1%	408	-4.6%	(858)	1,266	—

Loss before benefit for income taxes	-50.1%	(9,645)	-12.6%	(2,368)	(7,277)	-307.3%

Benefit for income taxes	-8.3%	(1,604)	-0.1%	(28)	1,576	5628.6%

Net loss	-41.8%	$(8,041)	-12.5%	$(2,340)	$(5,701)	-243.6%

Net loss per share - basic and diluted		$(0.20)		$(0.06)
Weighted average shares outstanding - basic and diluted		39,983		38,481

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STAAR Surgical Company
Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Year Ended
	April 1,	April 3,
	2016	2015
Cash flows from operating activities:
Net loss	$(8,041)	$(2,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	591	497
Amortization of intangibles	54	52
Deferred income taxes	(1,639)	(118)
Stock-based compensation expense	7,458	994
Change in net pension liability	118	50
Accretion of asset retirement obligation	-	1
Other	(22)	99
Changes in working capital:
Accounts receivable	(317)	(56)
Inventories	564	617
Prepayments, deposits and other current assets	(912)	(573)
Accounts payable	(435)	(1,741)
Other current liabilities	(398)	309
Net cash used in operating activities	(2,979)	(2,209)

Cash flows from investing activities:
Acquisition of property and equipment	(1,006)	(326)
Net cash used in investing activities	(1,006)	(326)

Cash flows from financing activities:
Repayment of capital lease obligations	(92)	(115)
Proceeds from exercise of stock options	7	421
Repurchase of employee stock for taxes withheld	(611)	-
Net cash (used in) provided by financing activities	(696)	306

Effect of exchange rate changes on cash and cash equivalents	247	25

Decrease in cash and cash equivalents	(4,434)	(2,204)
Cash and cash equivalents, at beginning of the period	13,402	13,013
Cash and cash equivalents, at end of the period	$8,968	$10,809

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STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended
		April 1,		April 3,	% Change
Geographic Sales		2016		2015	Fav (Unfav)
United States	13.1%	$2,516	15.2%	$2,867	-12.2%

Japan	22.0%	4,240	22.7%	4,286	-1.1%
China	16.0%	3,078	12.6%	2,371	29.8%
Korea	10.5%	2,023	12.4%	2,343	-13.7%
Spain	7.5%	1,453	7.8%	1,478	-1.7%
France	5.8%	1,127	6.1%	1,150	-2.0%
Germany	5.0%	967	2.6%	495	95.4%
Other	20.1%	3,865	20.5%	3,868	-0.1%
Total International Sales	86.9%	16,753	84.7%	15,991	4.8%

Total Sales	100.0%	$19,269	99.9%	$18,858	2.2%

Product Sales
Core products
ICLs	68.4%	$13,180	65.0%	$12,255	7.5%
IOLs	26.3%	5,067	28.4%	5,358	-5.4%
Total core products	94.7%	18,247	93.4%	17,613	3.6%
Non-core products
Other	5.3%	1,022	6.6%	1,245	-18.1%
Total Sales	100.0%	$19,269	100.0%	$18,858	2.2%

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited	Three Months Ended
	April 1,	April 3,
	2016	2015
Net loss - (as reported)	$(8,041)	$(2,340)
Less:
Foreign currency impact	(458)	892
Stock-based compensation expense	7,458	994
FDA panel/remediation expense	508	1,441
Net income (loss) - (adjusted)	$(533)	$987

Net income (loss) per share, basic - (as reported)	$(0.20)	$(0.06)
Foreign currency impact	(0.01)	0.02
Stock-based compensation expense	0.19	0.03
FDA panel/remediation expense	0.01	0.04
Net income (loss) per share, basic - (adjusted)	$(0.01)	$0.03

Net income (loss) per share, diluted - (as reported)	$(0.20)	$(0.06)
Foreign currency impact	(0.01)	0.02
Stock-based compensation expense	0.19	0.03
FDA panel/remediation expense	0.01	0.04
Net income (loss) per share, diluted - (adjusted)	$(0.01)	$0.02

Weighted average shares outstanding - Basic	39,983	38,481
Weighted average shares outstanding - Diluted	39,983	39,583

Note:  Net income (loss) per share (adjusted), basic and diluted, may not add due to rounding

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Impact of Accelerated Vesting of Stock Compensation
(In 000's except for per share data)
Unaudited

	Three Months Ended
	April 1, 2016	Accelerated	April 1, 2016	April 3,	Adj Fav (Unfav) to 2015
	As Reported	Vesting	Adjusted	2015	Amount	%
Gross profit	12,993	(560)	13,553	12,899	94	0.7%
Gross profit margin	67.4%		70.3%	68.4%

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